EXHIBIT 10.3
FLUOROPHARMA, INC.
222 Berkley Street, Suite 1040
Boston, Massachusetts 02116
As of January 1, 2011
Johan Spoor
c/o FluoroPharma, Inc.
222 Berkley Street, Suite 1040
Boston, Massachusetts 02116

Dear Thijs:

This letter agreement summarizes the terms and conditions of your employment with FluoroPharma, Inc. (“FluoroPharma”).

Position and Duties.  Upon your acceptance of this offer, you will serve as the President and Chief Executive Officer of FluoroPharma commencing on May 1, 2011, and continuing thereafter at the pleasure of the Board of Directors.  As President and Chief Executive Officer, you will be responsible for overseeing the business and financial affairs of FluoroPharma under the direction of the Board of the Directors, and will report directly to the Board of Directors.  You will be a part-time employee of FluoroPharma until such time as FluoroPharma shall have closed on its current round of funding.  You will manage your time commitments consistent with your obligations to FluoroPharma.  You join the Board of Directors of FluoroPharma.

Compensation:  The compensation for the position of President and Chief Executive Officer will be $175,000 per year payable monthly.  You will be entitled to have your compensation reviewed annually by the Board of Directors of FluoroPharma, with the next such review to occur on January 1, 2012.

Bonus Stock Grant:  In connection with your earlier service for FluoroPharma, FluoroPharma has granted you options to purchase 400,000 shares of its Class A Common Stock, vesting as provided in your option agreement.  Effective upon your commencing full-time employment with FluoroPharma, FluoroPharma will grant you options to purchase an additional 400,000 shares of Class A Common Stock, 100,000 of which shall vest at the end of each full calendar year of services as President and Chief Executive Officer.  Such options shall have a term of ten years and shall be subject to such other terms and conditions as shall be contained in the agreement by which such options are granted.  If FluoroPharma shall sell all or substantially all of its assets, or if it shall consolidate or merge with or into any other enterprise , or if at any time there shall be a capital reorganization of FluoroPharma, in each case such that the holders of more than 50% of the equity of the company before such transaction shall not be the holders, directly or indirectly, of more than 50% of the equity of the company after such transaction, then, on the date of the occurrence of such transaction, all of such options which are then not vested shall become vested.

Bonus:  In addition to the foregoing, if, during the period that you are serving as the President and Chief Executive Officer of FluoroPharma, FluoroPharma shall complete one or more transactions that constitute a sale all or substantially all of the assets of FluoroPharma, a sale of all or substantially all of the stock of FluoroPharma or a merger or similar transaction the consequence of which shall be the payment of consideration to FluoroPharma or its stockholders of at least $50 million for such transactions, you shall be entitled to a bonus equal to $1 million.  If such consideration is to be paid over time, FluoroPharma will be obligated to make payments to you only as and to the extent that FluoroPharma shall receive collected funds and only to the extent of 2% of the funds so collected.  If FluoroPharma shall receive stock or other property as such consideration, FluoroPharma may distribute such stock or other property in satisfaction of its bonus obligation based on its fair market value.

Benefits:  Effective upon your commencing full-time employment, you will be entitled to participate in all benefits programs and plans for full-time employees as and to the extent such programs and plans are in effect from time to time.  In addition, you shall be entitled to have parking provided to you by FluoroPharma at no cost to you as long as you shall continue to serve as President and Chief Executive Officer.

Vacation:  You will be entitled to five weeks of paid vacation annually, which will be taken at such times, in whole or part, as you shall determine.  Vacation days are not accruable and shall not carry-over to following years.

Termination:  Either you or FluoroPharma is free to terminate your employment with FluoroPharma at any time for cause, or without cause if you or the Board of Directors shall so elect.  Notwithstanding the foregoing, if FluoroPharma shall terminate your employment without cause, you shall be entitled to receive a severance payment of $200,000 payable in equal installments (subject to withholding) over twelve months in accordance with the normal payroll practices of FluoroPharma. “Cause" shall mean: (i) the indictment of, or the bringing of formal charges against, you on charges involving criminal fraud or embezzlement; (ii) your conviction for a crime involving an act or acts of dishonesty, fraud or moral turpitude by you, which act or acts constitute a felony; (iii) your having committed acts or omissions constituting gross negligence or willful misconduct with respect to FluoroPharma, including with respect to any valid contract to which FluoroPharma is a party; or (iv) your having committed acts or omissions constituting a breach of your duty of loyalty or fiduciary duty to FluoroPharma or any material act of dishonesty or fraud with respect to FluoroPharma which is not cured or substantially cured to the satisfaction of the Board of Directors of FluoroPharma in a reasonable time, which time shall be at least 30 days from receipt of written notice from FluoroPharma of such material breach.

Confidentiality, Assignment of Inventions and Non-Competition Agreement:  Your commencement of employment pursuant to this letter shall be conditioned upon your execution and delivery of a Confidentiality and Assignment of Inventions Agreement, in FluoroPharma’s standard form.

    All of us at FluoroPharma are looking forward to working with you.  Should you have any questions relating to this letter, please call me.

Sincerely,

/s/ Walter Witoshkin		/s/ Peter S. Conti
Walter Witoshkin		Peter S. Conti

For FluoroPharma, Inc.

Agreed:
/s/ Johan Spoor
Johan "Thijs" Spoor
Date: May 1, 2011